Exhibit 3.3
CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF INCORPORATION
OF
McRAE INDUSTRIES, INC.
     McRAE INDUSTRIES, INC., a Delaware corporation (the “Corporation”), does hereby certify that:
     FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).
     SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:58 p.m., Eastern Time, on December 1, 2005.
     THIRD: Article “FOURTH” of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following Section C and Section D to the end thereof:
     “C. Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Class A Common Stock issued and outstanding immediately prior to 11:58 p.m., Eastern Time, on December 1, 2005 (the “Reverse Split Effective Time”) shall be and is hereby automatically reclassified and changed (without any further act) into one-two hundredth (1/200th) of a fully-paid and nonassessable share of Class A Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of record of fewer than 200 shares of Class A Common Stock immediately prior to the Reverse Split Effective Time, and provided further that instead of issuing fractional shares to such holders, the Corporation shall pay an amount in cash equal to $14.25 per share of Class A Common Stock held by such holders immediately prior to the Reverse Split Effective Time. Promptly after the Reverse Split Effective Time, the Corporation shall send to all persons who were holders of record of fewer that 200 shares of Class A Common Stock immediately prior to the Reverse Split Effective Time instructions for surrendering their certificates for such shares in exchange for payment of the cash consideration therefor. Pending the surrender and exchange of such certificates, such certificates shall represent only the right of the record holder thereof to receive, upon surrender thereof, payment of the cash consideration therefor, at the rate of $14.25 for each share of Class A Common Stock held immediately prior to the Reverse Split Effective time, to which such holder has become entitled under this Section C.
     D. Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Class B Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time shall be and is hereby automatically reclassified and changed (without any further act) into one-two hundredth (1/200th) of a fully-paid and nonassessable share of Class B Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of record of fewer than 200 shares of Class B Common Stock immediately prior to the Reverse Split Effective Time, and provided further that instead of issuing fractional shares to such holders, the Corporation shall pay an amount in cash equal to $14.25 per share of Class B Common Stock held by such holders immediately prior to the Reverse Split Effective Time. Promptly after the Reverse Split Effective Time, the Corporation shall send to all persons who were holders of record of fewer that 200 shares of Class B Common Stock immediately prior to the Reverse Split Effective Time instructions for surrendering their certificates for such shares in exchange for payment of the cash consideration therefor. Pending the surrender and exchange of such certificates, such certificates shall represent only the right of the record holder thereof to receive, upon surrender thereof, payment of the cash consideration therefor, at the rate of $14.25 for each share of Class B Common Stock held immediately prior to the Reverse Split Effective time, to which such holder has become entitled under this Section D.”
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 30th day of November, 2005.

McRAE INDUSTRIES, INC.

By:	/s/ D. Gary McRae
Name: D. Gary McRae
Title: Chairman of the Board and President

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